Exhibit 10.8

Deluxe Corporation
3680 Victoria St. N Shoreview, MN 55126-2966
P.O. Box 64235 St. Paul, MN 55164-0235
651-483-7111

_______, 2018

[Name]
[Address]

Dear ___________:

In order to facilitate your attention to the affairs of Deluxe Corporation and its Affiliates (collectively referred to as the “Company”), and in recognition of the key role you serve within the Company, the Company has agreed to provide you with certain separation benefits in the event your employment should ever be terminated by the Company without Cause (as defined below), or by you for Good Reason (as defined below), subject to the terms and conditions described below.

If, at the time of your termination of employment by the Company without Cause or by you with Good Reason, you sign a separation agreement and release (“Termination of Employment”), then you will receive the following benefits:

A.	Twelve (12) months of severance pay at your then-current level of base monthly salary in accordance with regular Deluxe Corporation (Deluxe) payroll practices;

B.
For a period of six (6) months commencing on the first anniversary of the initial payment in paragraph A, a monthly payment during each month in such six (6) month period equal to the amount, if any, that your monthly base salary at the time of your termination exceeds your monthly compensation during that month in such six (6) month period. In order to be eligible to receive any such payment, you agree to provide Deluxe a copy of documentation concerning your monthly compensation, such as your payroll statement or, if applicable, your written statement that you are not then employed, and within thirty (30) days thereafter, Deluxe will make such differential payment to you;

C.	Executive-level outplacement counseling and support services for a period of up to twelve (12) months, to be provided through the Company’s then current preferred provider of such services; and

D.
To assist you with other costs and expenses you may incur in connection with your employment transition, an additional lump sum payment of Thirteen Thousand Dollars ($13,000), which shall be paid to you within thirty (30) days of the effective date of the separation agreement and release referenced above.

Any such separation and release agreement must be signed early enough so that the seven day rescission period related to claims under Federal law after you sign the agreement and release will expire prior to

March 15 of the year following the year that includes the date of your employment termination. You will be furnished the agreement and release in sufficient time to consider and sign them.

Once you have signed and returned the release and the rescission period has expired without rescission by you, your payments of severance pay under A. above will begin on the first payroll date after the rescission period expires, but in no event more than 90 days after your date of termination.

Each payment described in A. or B. above shall be treated as a separate payment for all purposes of Section 409A of the Internal Revenue Code and its related regulations (“Section 409A”).

All severance payable shall in any event be paid not later than the end of the second year following the year in which your employment is terminated. This provision is intended to establish the latest possible date for payment as required by Section 409A, and shall not be interpreted to justify delaying any payment of severance beyond the date it would normally have been paid.

“Affiliate” means a company which is directly, or indirectly through one or more intermediaries, controlled by or under common control with another company where control shall mean the right, either directly or indirectly, to elect the majority of the directors thereof without the consent or acquiescence of any third party.

“Cause” means your (i) continued failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or any such actual or anticipated failure after your delivery of a written notice to Deluxe’s Chief Executive Officer or General Counsel that you are terminating your employment for Good Reason), after a written demand for performance is delivered to you, (ii) conviction of a felony, or (iii) willful engagement in (a) other illegal conduct relating to the business or assets of the Company, or (b) gross misconduct.

“Good Reason” means (i) except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you and excluding any diminution attributable to the fact that Deluxe is no longer a public company; (ii) any material reduction in your aggregate compensation and incentive opportunities, or any failure by the Company to comply with any other written agreement between you and the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; (iii) the Company’s requiring you to be based at any location more than 50 miles from your then current location; (iv) any purported termination by the Company of your employment which is not effected pursuant to a written notice of termination specifying the reasons for your termination and the manner by which such reasons constitute “Cause” (as defined herein); or (v) any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120 day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you.

You also agree that during the term of your employment by Deluxe or any of its Affiliates and for a period of two (2) years thereafter, you shall retain in confidence all proprietary and confidential information concerning Deluxe or any of its Affiliates, including, without limitation, customer and mailing lists, cost and pricing information, employee data, financial data, business plans, sales and marketing plans, business acquisition or divestiture plans, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, trade secrets and software which you may have acquired during the course of your employment with Deluxe or its Affiliates and, notwithstanding the exceptions contained in the next sentence, shall return all copies and extracts thereof (however and on whatever medium recorded, to Deluxe, or as otherwise requested by Deluxe, without keeping any copies thereof). The foregoing obligation does not apply to (i) any information which was known to you prior to disclosure to you by Deluxe or any of its Affiliates; (ii) any information which was in the public domain prior to its disclosure to you; (iii) any information which comes into the public domain through no fault of yours; (iv) any information which you are required to disclose by a court or similar authority or under subpoena, provided that you provide Deluxe with notice thereof and assist, at Deluxe’s or its Affiliates sole expense, any reasonable Deluxe or Affiliate endeavor by appropriate means to obtain a protective order limiting the disclosure of such information; and (v) any information which is disclosed to you by a third party which has a legal right to make such disclosure.

You may not assign or delegate any of your rights or obligations in respect of this agreement and any attempted assignment or delegation shall be void and of no effect; provided, however, that your right to terminate your employment for Good Reason shall not be affected by your incapacity due to physical or mental illness. This agreement is binding upon Deluxe Corporation and your affiliated employer and its successors and assigns and inures to the benefit of you, your heirs and executors. You acknowledge that you are an employee at will and agree that your employment may be terminated, by Deluxe or any of its Affiliates of which you were an employee, at any time for any reason or no reason. This agreement is governed by the substantive laws of the State of Minnesota. This agreement is not intended to provide you with payments or benefits that are duplicative or overlap payments or benefits that will be paid or provided to you under other policies of or agreements between you and Deluxe or its Affiliates.

Please sign both copies of this letter agreement and return one to Julie Loosbrock (via hand delivery or confidential courier), retaining the second copy for your own records. Julie and I also will be happy to address any questions you might have about this letter.

We look forward to your continued contributions to Deluxe or its Affiliates under these circumstances which we hope will provide you a greater degree of assurance concerning your livelihood.

With kindest regards,

[CEO Name]	[Executive Signature]
Chief Executive Officer

Date: